EXHIBIT 99.2

Harrow Health, Inc.

Letter to Stockholders

March 8, 2021

To the Stockholders of Harrow Health, Inc.:

The year 2020 was a pivotal year in the history of our company, marking the conclusion of the first major phase of development for Harrow Health. We began commercial operations in April of 2014, nearly seven years ago, after acquiring our first pharmacy in Randolph, New Jersey. We started with zero products, zero customers, limited cash, and boundless drive to build a great healthcare company. Today, thanks to the extraordinary efforts of our team, the patience of many stockholders, and the patronage of about 10,000 prescribers and institutions in virtually every major populated county in the United States, we make about two dozen innovative products and have been a democratizing force in the pharmaceutical industry, ensuring patients have access to affordable ophthalmic pharmaceutical products. Our team has accomplished a great deal, delivering a 149% ophthalmic revenue CAGR through 2019 (pre-COVID), followed by a record third quarter in 2020. Today, I am pleased to report continued growth in the fourth quarter of 2020.

While I am proud of our accomplishments during our first seven years, I believe we are well-positioned to continue to grow, become more profitable, and build a very large and valuable eyecare-focused healthcare company through the execution of our focused strategic initiatives to expand beyond pharmaceutical compounding (see “Vision” section below). Unlike when we started, today we are:

●	Commercially Proven. Our team has proven that when we listen to our prescriber customers, deliver the products that they need, and treat their patients like they’re our family, we can sell nationally – to scale.
●	We Have National Reach. We are licensed to distribute pharmaceutical products into all 50 states, through registrations with the U.S. Food and Drug Administration, the Drug Enforcement Agency, and all U.S. state Boards of Pharmacy.
●	Beneficiaries of Customer Trust. We own a trusted eyecare brand – ImprimisRx – that serves thousands (and growing) of eyecare professionals along with their patients.
●	Packed with New Innovation. As you will see on Slide 7 of our new corporate presentation, we have a very exciting body of new patented and patent-pending pharmaceutical products that our research and development team is continuing to ready for commercial availability.

The Harrow team showed financial and operating resilience for the fourth quarter of 2020, reflecting a continuation of the momentum we saw in the record-setting third quarter of 2020. On both a year-over-year and a sequential-quarter basis, key financial metrics continued to improve, despite interim challenges we faced during the fourth quarter related to COVID-19 resurgence and unpredictable weather. We also saw significant progress in terms of major milestones, customer growth, product development and the expansion of our revenue sources, which I will discuss in more detail later in this letter.

As I reflect on full year 2020, I am proud of how our team stayed true to our mission and continued to execute our strategy, even in the face of the challenges and uncertainties brought on by the COVID-19 pandemic. Early in the pandemic, Harrow Health took steps to manage its balance sheet and expense levels, while also setting a goal to avoid dilution to stockholders. We also worked aggressively to maintain our competitive advantages by strengthening our product and service offerings, further improving the ImprimisRx prescriber and patient experience, advancing several key new product development opportunities, and beginning the process of expanding ImprimisRx beyond pharmaceutical compounding. Those measures paid off, resulting in a rapid return to pre-COVID-19 performance levels and building a pipeline of new value drivers for our customers and stockholders alike.

Consolidated Financial Highlights

Total revenues were $14.6 million for the fourth quarter of 2020, a 16% increase compared with $12.6 million for the same period in 2019, and up slightly from revenues of $14.4 million on a sequential-quarter basis. The increase in revenues for the fourth quarter of 2020 is partially due to the addition of $349,000 in Dexycu® commissions.

Gross margins have remained relatively consistent at 73% for the fourth quarter of 2020 compared with 72% in the fourth quarter of 2019 and 74% in the third quarter of 2020. Gross margins for the full year 2020 were 70% compared with 67% for the prior-year period.

Adjusted EBITDA for the fourth quarter of 2020 was a new high for the company of $4.0 million compared with $2.1 million reported in the prior-year period and $3.0 million in the third quarter of 2020. A reconciliation of all non-GAAP financial results in this letter appears beginning on page 6.

Fourth quarter operating income increased to $2.6 million compared with $0.9 million during the same period last year and $1.6 million during the third quarter of 2020.

One additional metric we track is the ImprimisRx segment contribution. In the fourth quarter of 2020, segment contribution from ImprimisRx was $5.0 million, including non-cash expenses related to depreciation, amortization and stock-based compensation of $434,000, compared to $2.2 million in the prior-year period and $4.7 million in the third quarter of 2020. This important metric demonstrates the earnings power of the ImprimisRx business separately from other Harrow businesses, assets, and liabilities.

Selected highlights regarding operating results for the three months and year ended December 31, 2020 and for the same periods in 2019 are as follows (in thousands, except per share data):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Total revenues	$14,595	$12,604	$48,871	$51,165
Cost of sales	(3,937)	(3,565)	(14,463)	(16,749)
Gross profit	10,658	9,039	34,408	34,416
Selling, general and administrative	(7,441)	(7,689)	(31,247)	(33,088)
Research and development	(591)	(424)	(2,413)	(2,083)
Impairment of long-lived assets	-	-	(363)	(4,040)
Total operating expenses	8,032	8,113	34,023	39,211
Income (loss) from operations	2,626	926	385	(4,795)
Total other (loss) income, net	(1,481)	1,674	(3,800)	4,678
Income taxes	(4)	(8)	(4)	(8)
Net income (loss), including noncontrolling interests	$1,141	$2,592	$(3,419)	$(125)
Net loss attributable to noncontrolling interests	8	65	62	293
Net income (loss) attributable to Harrow Health, Inc.	$1,149	$2,657	$(3,357)	$168
Net income (loss) per share of common stock, basic	$0.04	$0.10	$(0.13)	$0.01
Net income (loss) per share of common stock, diluted	$0.04	$0.10	$(0.13)	$0.01

Vision

During 2020, we began to exclusively focus on growing our eyecare businesses into a world-class eyecare-focused healthcare company. For the first seven years of our existence, we built our eyecare business by selling innovative pharmaceutical compounded products to institutional customers such as doctors, hospitals, and ambulatory surgery centers (ASCs). We intend to expand beyond pharmaceutical compounding. In the future, while we continue to organically grow our pharmaceutical compounding business, the next major phase of the development of Harrow Health will leverage our market position and add high-value (in terms of revenue-per-unit and gross margins) FDA-approved drugs and late-stage drug candidates to our platform. Our first strategy proof point was the transaction we completed with EyePoint Pharmaceuticals to market Dexycu®, but we are working diligently to further expand Harrow’s value by acquiring additional high-value products and technologies and by deploying new eyecare services, which will drive the next major phase of our growth at Harrow.

Eyecare Businesses

ImprimisRx is an ophthalmic-focused pharmaceutical company with capabilities that include formulation development, scalable production, quality systems required by the highest federal manufacturing standards, U.S. and state-specific licensure to dispense direct-to-prescriber/institution or direct-to-consumer, and a national commercial team that sells to and services prescribers, institutions and patients in all 50 states.

ImprimisRx continued its operational progress during the fourth quarter, despite disruptions to sales related to a resurgence in COVID-19 infections and weather-related events. The team is continuing to enhance and launch new software systems to better the overall customer experience and improve overall visibility into the performance of the business. Importantly, we continue to deliver amazing customer service and build goodwill with our customers. I saw an instance recently when one of our pharmacists, Gloria, went above and beyond the customer service norm:

During one of the recent snowstorms in New Jersey, prescription deliveries became delayed. Gloria noticed one of those prescriptions was an overnight delivery, but it would not make it because of the weather. She also noticed it was a location she could get to on her way home. That night, the patient was surprised when, while outside shoveling snow off his driveway, he saw Gloria there to hand deliver his prescription to him.

It’s actions like these that make our team so unique. It’s also why, when we surveyed over 5,600 customers in the fourth quarter of 2020 about their willingness to recommend our business to others, we received a Net Promoter Score of 90.

Regarding key metrics, average revenue per shipping day in the fourth quarter of 2020 reached a new high of $232,000 compared to $197,000 in the fourth quarter of 2019. Importantly, we made significant progress with sales of Dexycu®, recording commissions of $349,000. The ImprimisRx commercial team is making great progress with this product in terms of both converting customers and increased sales. The Dexycu® commissions made an impact on revenues for the fourth quarter, and we believe we are well positioned to build on this base in 2021.

This year will see the launch of Visionology, our direct-to-consumer eyecare subsidiary we’ve been diligently developing over the past three years. To give some context, before I had ever heard of the word “COVID,” I had a strong conviction that with the help of new telemedicine technology, other software tools, and mobile diagnostics, the provision of eyecare goods and services would move closer and closer to the consumer end user – the patient. With the help of Drew Livingston, the co-founder and former CEO of Doxy.me, the world’s largest SaaS-based telemedicine business, we have been able to build Visionology and what we call Eyecare-as-a-Service™, which – with the help of a network of local eyecare professionals – will deliver a simple and seamless user experience to help patients manage their chronic eye diseases. Our goal is to drive value, transparency, and access to eyecare through Visionology – which is launching regionally during the second quarter. I look forward to updating you on our progress in rolling out this exciting new business.

Investments and Royalties

Beginning in 2017, Harrow began the process of monetizing assets it had developed as pharmaceutical compounded drugs. These were drug formulations that we had either sold as a prescription compounded drug or that we had strong conviction would be well-received if they were developed as a traditional FDA-approved product. We had a conviction in our strategy based on our belief that:

●	these assets would more likely eventually be developed and commercialized as a part of a prescriber’s armamentarium if they were managed by a management team focused exclusively on their clinical development;
●	Harrow did not have the financial resources to develop all of the opportunities we possessed;
●	by “carving-out” these assets into separate companies, Harrow would develop a growing balance sheet; and finally,
●	if we retained a royalty right on drug candidates being developed by these “carved-out” companies, we would eventually own valuable streams of cash flow in the form of royalties.

In 2017, we began to execute this strategy, forming Eton Pharmaceuticals, Surface Ophthalmics, and Melt Pharmaceuticals. We contributed our drug formulation assets, recruited top-tier management, and externally financed each of them. So far, the results are approximately $57 million of non-GAAP value, based on the most proximate value of the equity-prices of these businesses, and, more specifically:

●	We own 3,500,000 common shares of NASDAQ-listed Eton Pharmaceuticals (ETON), a small, but exciting orphan-drug focused pharmaceutical company.

●	We own approximately 30% of the equity interests in Surface Ophthalmics, which has three active clinical stage and potentially large market ocular surface disease programs at or beyond Phase 2 development. We expect Surface Ophthalmics to complete another round of funding during 2021. Harrow also owns royalty rights on all drug candidates that Surface is developing.

●	We own approximately 44% of the common stock in Melt Pharmaceuticals, which recently completed its Phase 1 study of its flagship drug candidate MELT-100. This Phase 1 data established relative bioavailability and important pharmacokinetic parameters, including characterizing absorption rates following administration, and found that MELT-100 was well tolerated by patients. With the Phase 1 study successfully meeting its objectives, Melt plans to finalize its clinical protocol in patients undergoing cataract surgery and begin enrolling patients in its Phase 2 clinical study in the third quarter of 2021. We continue to expect Melt to complete another round of funding during 2021. Harrow also owns royalty rights on all drug candidates that Melt is developing.

Financial and Strategic Outlook

The underlying fundamentals for our eyecare businesses and the momentum we have established with our customers and business partners continue to strengthen. We demonstrated this with sequential third quarter to fourth quarter revenue growth despite some week-to-week volatility in revenues during the fourth quarter. We are continuing to see that “chunkiness” of revenue in the first quarter of 2021, mostly being driven by instances of COVID resurgence (in January) and more recently, weather-related events (in February), that have caused physician customers to delay or re-schedule surgeries. I am confident this instability will be short-lived and that, as we get closer to springtime, we will see better consistency in our revenue growth and trajectory, including a potential revenue swell from the backlog of surgical cases that were not completed because of COVID.

Importantly, during the fourth quarter of 2020, we were able to catch up completely on a number of outstanding payables and accrued expenses that we had deferred during the first and second quarters due to the uncertainties around the pandemic, effectively reducing those balances by over $3 million. We believe this positions Harrow to begin achieving improved cash flow from operations during 2021. In addition, we continue to see opportunities for expansion of gross margins during 2021 and are excited to demonstrate the earnings capability of incremental revenue growth in the business.

Lastly, we recently updated our new corporate presentation, which is posted on our website, www.harrowinc.com. I would encourage our stockholders to review it. In addition, we are making incremental changes to our corporate website to reflect our eyecare focus, so be on the lookout for those improvements.

Closing

I am grateful to the employees of the Harrow family for the unwavering hard work, dedication and loyalty delivered day after day in the face of an extraordinary year full of challenges brought on by a global health crisis. Thanks to the team approach of all our employees, we have made significant progress on many levels, and we are excited about the prospects of our future as we begin this next major phase of our growth and development. Our pipeline of potential transformative transactions is strong, and I am confident that our efforts will lead to new opportunities and the addition of new ophthalmic products that will continue to contribute to our success. While we have achieved much, we are not letting down our guard. We will continue to work hard to reward our stockholders for their support, and we look forward to reporting our progress in the next Letter to Stockholders in May of 2021.

Sincerely,

Mark L. Baum

Founder and Chief Executive Officer

Nashville, Tennessee

FORWARD-LOOKING STATEMENTS

The Company’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow Health’s control, including risks and uncertainties described from time to time in its SEC filings, such as the risks and uncertainties related to the Company’s ability to make commercially available its compounded formulations and technologies, and FDA approval of certain drug candidates in a timely manner or at all.

For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC.

Harrow Health’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements whether because of new information, future events or otherwise. This stockholder letter contains time- sensitive information and is accurate only as of today.

Additionally, Harrow Health refers to non-GAAP financial measures, specifically Adjusted EBITDA and/or adjusted earnings. A reconciliation of any non-GAAP measures with the most directly comparable GAAP measures is included in this letter.

No compounded formulation is FDA-approved. All ImprimisRx compounded formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all ImprimisRx compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.

All trademarks, service marks and trade names included or referenced in this publication are the property of their respective owners.

Adjusted EBITDA

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA provides meaningful supplemental information regarding the Company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the manner in which they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

The Company defines Adjusted EBITDA as net income excluding the effects of interest, taxes, depreciation, amortization, stock-based compensation and expenses, other (income) loss, net, investment losses (gains), net, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net income. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net income as a measure of operating performance or to net cash provided by (used in) operating, investing or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net income, for the three months ended December 31, 2020 and for the same period in 2019 (in thousands):

	For the Three Months Ended December 31,
	2020	2019
GAAP Net Income	$1,149	$2,657
Stock-based compensation and expenses	780	465
Interest expense, net	673	561
Income taxes	4	8
Depreciation	503	571
Amortization of intangible assets	40	34
Investment losses (gains), net	711	(2,235)
Other (income) loss, net	97	-
Non-recurring expenses (1)	-	75
Adjusted EBITDA	$3,957	$2,136

(1)	2019 non-recurring expenses includes costs accrued in connection with litigation settlements, impairment of long-lived assets and wind-down costs (including severance) associated with the restructuring of our Irvine, California pharmacy business.

Equity Portfolio

Company	Number of Shares of Common Stock	Estimated Value at December 31, 2020
Eton Pharmaceuticals	3,500,000	$28,455,000
Surface Ophthalmics	3,500,000	$11,550,000	(1)
Melt Pharmaceuticals	3,500,000	$17,500,000	(1)
Estimated Total Value		$57,505,000

(1)	Represents a non-GAAP value, which is calculated as the conversion price of the Series A Preferred Stock (from the most recent offering of the applicable company) multiplied by the number of shares owned by Harrow.

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